UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

CHINA ENERGY RECOVERY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53283	33-0843696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7F, De Yang Garden No. 267 Qu Yang Road Hongkou District, Shanghai Shanghai, China	200081
(Address of Principal Executive Offices)	(Zip Code)

+86 (0)21 5556-0020
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2008, the Board of Directors of China Energy Recovery, Inc. (the "Company") adopted the China Energy Recovery Stock Option Plan (the "Option Plan"). The Company expects to submit the Option Plan for approval by its stockholders at the next annual meeting of the Company's stockholders. The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") will administer the Option Plan.

The purpose of the Option Plan is to benefit the Company's stockholders by assisting the Company to attract, retain and provide incentives to employees and directors of, and non-employee consultants to, the Company and its affiliates, and to align the interests of such employees, directors and consultants with those of the Company's stockholders.

Under the Option Plan, the Compensation Committee in its sole discretion may grant stock options to the Company's employees, directors and consultants (or those of the Company's affiliates). The Company has reserved a total of 3,750,000 shares of common stock for issuance under the Option Plan.

The Compensation Committee may grant two types of options under the Option Plan: (a) options qualifying as "incentive stock options" under the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC"), or any successor provision, and designated as such ("ISOs"), and (b) non-qualified stock options ("Non-Qualifieds").

The Compensation Committee determines the vesting schedule, the exercise price per share and other terms and conditions for each option. In the case of options intended to constitute ISOs or performance-based compensation within the meaning of Section 162(m) of the IRC, the exercise price may not be less than the fair market value of the Company's common stock on the date of grant. The Compensation Committee will determine the term of each option, which may not exceed ten years and is subject to further limitations as described herein.

ISOs may be granted only to employees. To the extent required by Section 422(d) of the IRC, the aggregate fair market value of shares of common stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year may not exceed $100,000. ISOs granted to a person considered to own more than 10% of the total combined voting power of all classes of the Company's outstanding stock, or the stock of any subsidiary or affiliate, may not be exercisable after the expiration of five years from the grant date and the option exercise price must be at least 110% of the fair market value of the common stock subject to the option.

Each option shall be evidenced by an option agreement. An option agreement may provide for the payment of the exercise price, in whole or in part, by the delivery of a number of shares of the Company's common stock (plus cash if necessary) having a fair market value equal to such exercise price. Moreover, an option agreement may provide for a "cashless exercise" of the option by establishing procedures whereby the holder, by a properly-executed written notice, directs (a) an immediate market sale or margin loan respecting all or a part of the shares of common stock to which he or she is entitled upon exercise pursuant to an extension of credit by the Company to the holder equal to the exercise price, (b) the delivery of shares of the Company's common stock from the Company directly to a brokerage firm, and (c) the delivery of the exercise price from sale or margin loan proceeds from the brokerage firm directly to the Company.

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To the extent any option or award expires unexercised or is canceled, terminated or forfeited in any manner without the issuance of common stock, such shares shall again be available for issuance under the Option Plan.

The Company's Board of Directors has the right to alter or amend the Option Plan and the Compensation Committee has broad authority to administer the Option Plan, including the right to amend the terms of any granted option, whether or not vested. However, the Compensation Committee may not lower the exercise price of any outstanding option other than in specified situations provided for in the Option Plan. The Option Plan prohibits terms, adjustments or actions by the Compensation Committee that that would result in an option being considered "nonqualified deferred compensation," within the meaning of Section 409A of the IRC, so as to cause an option or the Option Plan to become subject to the requirements of Section 409A of the IRC. The Company's Board of Directors in its discretion may terminate the Option Plan at any time with respect to any shares of the Company's common stock for which an option has not yet been granted.

On September 18, 2008, the Company's Board of Directors awarded an aggregate of 260,000 Non-Qualifieds to certain of the Company's non-employee directors and made them subject to the terms of the Option Plan. Each of the awarded stock options is exercisable into one share of the Company's common stock at an exercise price of $2.90 per share, the last sale price of the Company's common stock on the date of grant. The term of the options is 10 years. The options will vest and become exercisable in eight equal quarterly installments on each October 1, January 1, April 1 and July 1, starting in 2008.

Also on September 18, 2008, the Company's Board of Directors awarded stock options exercisable into 50,000 options to Richard Liu, the Company's Chief Financial Officer, and 25,000 options to Sean Mahoney, a consultant to the Company. Each of the awarded options are exercisable into one share of the Company's common stock at an exercise price of $2.90 per share, the last sale price of the Company's common stock on the date of grant. The term of the options is 10 years. The options are fully vested upon grant.

No options have been exercised as of the date of this Current Report on Form 8-K.

The Company has attached hereto as Exhibit 10.1 a copy of the Option Plan. The foregoing summary is qualified in its entirety by the contents of the Option Plan.

Item9.01	Financial Statements and Exhibits.

10.1	China Energy Recovery Stock Option Plan

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: November 4, 2008	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer